    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1999

                                               REGISTRATION NO. 333-[          ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       PHILIPS INTERNATIONAL REALTY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           MARYLAND                                                       13-3963667
               (STATE OR OTHER JURISDICTION OF                                         (I.R.S. EMPLOYER
                INCORPORATION OR ORGANIZATION)                                      IDENTIFICATION NUMBER)

                            ------------------------

                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 545-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              MR. PHILIP PILEVSKY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                    PHILIPS INTERNATIONAL REALTY CORPORATION
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 545-1100
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                          JONATHAN A. BERNSTEIN, ESQ.
                              BLAKE HORNICK, ESQ.
                       PRYOR CASHMAN SHERMAN & FLYNN LLP
                                410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 421-4100
                           (212) 326-0806 (FACSIMILE)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                     TITLE OF SHARES                         PROPOSED MAXIMUM AGGREGATE
                     TO BE REGISTERED                             OFFERING PRICE(1)        AMOUNT OF REGISTRATION FEE
Common Stock(2)...........................................               (8)                           N/A
Preferred Stock(3)........................................               (8)                           N/A
Warrants(4)...............................................               (8)                           N/A
Depositary Shares(5)......................................               (8)                           N/A
Total.....................................................         $200,000,000(6)                $60,606.06(7)

                                              (Footnotes continued on next page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Footnotes continued from previous page)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) There are being registered hereunder an indeterminate number of shares of common stock of the Registrant as may be sold, from time to time, by the Registrant.

(3) There are being registered hereunder an indeterminate number of shares of preferred stock of the Registrant as may be sold, from time to time, by the Registrant.

(4) There are being registered hereunder an indeterminate number of warrants to purchase either preferred stock or common stock of the Registrant as may be sold, from time to time, by the Registrant.

(5) There are being registered hereunder an indeterminate number of depositary shares as may be sold, from time to time, by the Registrant.

(6) In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $200,000,000 or an equivalent amount in another currency or currencies or as determined by reference to an index or, if the securities are to be offered at a discount, the approximate proceeds to the Registrant.

(7) Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

(8) Not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1999

PROSPECTUS

                       PHILIPS INTERNATIONAL REALTY CORP.
                                  $200,000,000
         COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES AND WARRANTS

     We, Philips International Realty Corp., may from time to time offer in one or more series the following:

     o shares of our common stock

     o shares or fractional shares of our preferred stock,

     o shares of our preferred stock represented by depositary shares, and/or

     o warrants to purchase shares of our common stock or preferred stock.

     We will offer such securities at an aggregate initial public offering price of up to $200,000,000 on terms we will determine at the time we offer such securities. We may offer our preferred stock, common stock, warrants and depositary shares separately or together, in separate series, in amounts, at prices and on terms that we will provide in a supplement to this prospectus. We will provide the specific terms of each offering in an applicable prospectus supplement to this prospectus and will include, where applicable, the following:

     o in the case of preferred stock and depositary shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price;

     o in the case of common stock, the offering price; and

     o in the case of warrants, which such warrants may be exercised, the duration, offering price, exercise price and detachability.

     We also may include limitations on direct or beneficial ownership and restrictions on transfer of the securities being offered that we believe are appropriate to preserve our status as a real estate investment trust for United States federal income tax purposes.

     We may offer the preferred stock, common stock, warrants and depositary shares directly, through agents that we may designate from time to time, or through underwriters or dealers. If any agents or underwriters participate in the sale of any of the securities, we will provide their names and any applicable purchase price, fee, commission or discount arrangement between or among them, in the applicable supplement.

     Our common stock is listed on the New York Stock Exchange under the ticker symbol "PHR." The closing price of our common stock on February 8, 1999, was $14.375 per share. We will not sell any of the securities being offered without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities being offered.

     SEE "RISK FACTORS" AT PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is February   , 1999.

                              TABLE OF CONTENTS


Available Information .......................................... 2
Incorporation of Certain Documents by Reference ................ 2
Information About Philips International Realty Corp. ........... 3
Risk Factors ................................................... 4
Use of Proceeds ................................................11
Descriptions of Common Stock ...................................12
Description of Preferred Stock .................................14
Description of Depositary Shares ...............................19
Description of Warrants ........................................23
Restrictions on Ownership of The Securities Being Offered ......24
Certain United States Federal Income Tax Considerations
  To The Company of its REIT Election ..........................25
Plan of Distribution ...........................................36
Experts ........................................................37
Legal Matters ..................................................37

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain such copies from the Securities and Exchange Commission's web site is: http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, with respect to the securities being offered. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain portions as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference and the exhibits and schedules to the registration statement. For further information regarding us and the securities being offered, please read the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     a. Our Annual Report on Form 10-K (File No. 0-23463) for the fiscal year ended December 31, 1997;

     b. Our Quarterly Reports on Form 10-Q (File No. 1-14095) for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     c. Our Current Reports on Form 8-K and (File No. 1-14095), dated July 31, 1998; and

     d. The description of the common stock and the description of certain provisions of Maryland Law and our articles of incorporation and bylaws, both contained in our registration statement on Form 8-A dated May 6, 1998.

     You may request a copy of these filings (including the exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                       Philips International Realty Corp.
                            Office of the President
                                417 Fifth Avenue
                            New York, New York 10016
                                 (212) 545-1100

     You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

     All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share, and all references to "preferred stock" refer to our preferred stock, par value $.01 per share. All references in this prospectus to "common units" refer to the common units of limited partnership interest in Philips International Realty, L.P.

              INFORMATION ABOUT PHILIPS INTERNATIONAL REALTY CORP.

     We, Philips International Realty Corp., are a self-advised real estate investment trust formed to continue and expand the shopping center business of certain affiliated companies owned or controlled by Philip Pilevsky known as the Philips Group. We own, acquire for redevelopment, and develop neighborhood and community shopping centers predominantly located in two major, densely populated, east coast metropolitan regions: (i) the New York, northern New Jersey, Long Island and Connecticut consolidated metropolitan statistical area (the "New York CMSA") and (ii) the Miami-Fort Lauderdale consolidated metropolitan statistical area (the "Miami CMSA").

     Philip Pilevsky, Chairman of the Board of Directors and Chief Executive Officer, leads our management team whose executive officers have an average of approximately 16 years experience in acquiring, redeveloping and developing retail properties. The Philips International Realty Corp. and Philips Group have acquired, redeveloped and/or developed a total of 70 retail properties encompassing over 5.4 million square feet within the New York CMSA and Miami CMSA markets. Mr. Pilevsky and the other executive officers and directors beneficially own, in the aggregate, approximately 22.6 percent of our outstanding common stock (or units redeemable therefor).

     On May 13, 1998, we completed a primary public stock offering of 7,200,000 shares of common stock at $17.50. Our common stock is listed on the New York Stock Exchange under the ticker symbol "PHR."

     Our strategy is to acquire for redevelopment and develop quality neighborhood and community shopping centers, located in demographically strong, under-stored markets which serve the daily needs of the surrounding community. Twenty-one (21) of our properties anchored by national or regional supermarkets or discount department stores such as Publix Supermarkets, Inc., Winn-Dixie Stores, Inc., Wauldbaum/APW Supermarkets, Inc., and Kmart. Our portfolio consists of interests in 26 properties encompassing 3.8 million square feet of gross leasable area. Approximately 70% of our gross leasable area is located in the New York CMSA and the Miami CMSA markets. We believe the strength of these grocery and discount retailers, as well as other key anchor tenants, provide our properties with consistent consumer traffic and enables us to attract additional quality anchor retailers, as well as quality national, regional and local non-anchor retailers. As of December 31, 1998, our properties were 94% leased to 392 tenants.

     To ensure that we qualify as a REIT, the transfer of shares of our capital stock including the common stock, is subject to certain restrictions. Ownership of capital stock by any single person is limited to 8.0 percent of the value of such capital stock, subject to certain exceptions. Our articles of incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

     All of our interests in our properties are held by, and our operations are conducted through, Philips International Realty, L.P., a Delaware limited partnership. As of December 31, 1998, we were the beneficial owners of approximately 74.8 percent of Philips International Realty, L.P., and are its sole general partner.

     We were incorporated in Maryland on July 16, 1997. Our executive offices are located at 417 Fifth Avenue, New York, New York 10016, and our telephone number is (212) 545-1100.

                                  RISK FACTORS

     An investment in our securities involves various risks. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our securities.

DEPENDENCE ON CERTAIN MARKET REGIONS AND PROPERTIES.

     Dependence on Certain Market Regions. Nine of our properties are located in either of the following major east coast metropolitan regions: (1) the New York, northern New Jersey, Long Island and Connecticut metropolitan market area or (2) the Miami-Fort Lauderdale metropolitan market area. As of December 31, 1998, the total weighted average annualized base rent due under leases with tenants at properties located in such areas represented 84% of our total annualized base rents due under all of our leases. Adverse economic developments in these states could adversely impact the operations of our properties and, therefore, our profitability. Since our portfolio consists primarily of retail properties (as compared to a more diversified portfolio), a decline in the economy or a decline in the demand for retail space may adversely affect our ability to make distributions.

     Dependence on Certain Properties. As of December 31, 1998, the total annualized base rent due under leases with tenants at four of our properties located in Hialeah, Florida represented 35% of our total annualized base rents due under all of our leases. Adverse economic developments or a decline in consumer demand for shopping centers in this area or at these four properties could disproportionately and adversely affect our ability to make distributions.

CONFLICTS OF INTEREST.

     Potential Conflicts With Management.  Our executive officers, including
Mr. Philip Pilevsky and Ms. Sheila Levine, direct our day-to-day operations. Philips International Holding Corp., a corporation that Mr. Pilevsky and
Ms. Levine own, manages such day-to-day operations pursuant to a management agreement dated December 31, 1997 among us, Philips International Realty. L.P. and Philips International Holding Corp. Mr. Pilevsky also has several other real estate holdings and activities that are not part of our company. A limited number of such holdings are retail properties that may compete with our properties. Personnel of Philips International Holding Corp. will spend some of their time managing the holdings of Mr. Pilevsky. This will prevent such personnel from devoting their efforts full-time to managing our properties. The failure of the such personnel to adequately serve us could adversely affect our business.

     Potential Conflicts With Other Real Estate Activities. In connection with our and Philip International Realty, L.P.'s formation in December 1997, we acquired twelve of our thirteen properties from holders of units of the Philips International Realty, L.P. Certain of these holders, including Mr. Pilevsky and Ms. Levine, continue to hold significant interests in real properties (including retail properties that may compete with our properties) that they owned but did not transfer to us at such time. While an amended and restated non-competition agreement dated as of December 31, 1997 among us, Philips International Realty, L.P., Philips International Holding Co., Mr. Pilevsky and Ms. Levine prevents Mr. Pilevsky, Ms. Levine and Philips International Holding Corp. from acquiring, operating and managing or developing certain retail shopping center properties other than through us, it does not restrict their activities with respect to retail properties they owned but did not transfer to us at the time of our formation. As a result, Mr. Pilevsky will devote his professional time to overseeing the management of our properties as well as overseeing the management of other properties. The failure of Mr. Pilevsky to adequately serve us could adversely affect our business.

     Potential Conflicts With Holders of Units of Philips International Realty, L.P. Holders of units of Philips International Realty, L.P., including
Mr. Pilevsky and Ms. Levine, may have interests that conflict with our and our shareholders' interests. If we (1) sell or refinance certain properties or (2) reduce indebtedness encumbering such properties, holders of units (particularly Mr. Pilevsky and Ms. Levine who previously held interests in our properties) may suffer worse tax consequences than we or our shareholders may suffer. To avoid such consequences, Mr. Pilevsky and Ms. Levine, as executive officers and directors of our company, could (1) influence our board of directors not to sell or refinance a property even though such sale or refinancing might otherwise benefit us or (2) cause us to refinance a property at a higher level of debt than would be in our best interest.

REAL ESTATE INVESTMENT CONSIDERATIONS.

     General. Our ability to make distributions to our shareholders depends on the ability of our properties to generate funds (including earned income and capital appreciation) in excess of operating expenses (including scheduled principal payments on debt and capital expenditure requirements). Events or conditions that are beyond our control may adversely affect funds from operations and the value of our properties. Such events or conditions could include:

     o changes in the general economic climate;

     o material and adverse changes in capital market availability of debt and/or equity;

     o changes in local conditions such as oversupply of space or a reduction in demand for rental space;

     o decreased attractiveness of our properties to potential tenants;

     o competition from other available space;

     o our inability to provide adequate maintenance;

     o increased operating costs, including insurance premiums and real estate taxes, due to inflation and other factors which may not necessarily be offset by increased rents;

     o changes in laws and regulations (including tax, environmental and housing laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;

     o changes in interest rate levels and the availability of financing;

     o the inability of a significant number of tenants to pay rent;

     o our inability to rent space on favorable terms; and

     o civil unrest, earthquakes and other natural disasters that may result in uninsured losses.

     Financially Distressed Tenants May Reduce Our Cash Flow. A tenant may default or file for bankruptcy at any time. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord and protecting our investments. If a tenant files for bankruptcy, a potential court judgment rejecting and terminating such tenant's lease could reduce our cash flow available for distribution. Two of our anchor tenants, Caldor Inc. and Bradlees Stores Inc., currently operate under the protection of the bankruptcy laws. Caldor Inc. leases 94,393 square feet at Elm Plaza Shopping Center and 86,830 square feet at Branhaven Plaza and Bradlees Stores Inc. leases 60,000 square feet at Foxboro Plaza. Termination of any of such leases could temporarily interrupt our rental income from (1) the tenant of the affected space and (2) other tenants at the property whose income depends upon the tenant's presence as an anchor store at such property.

     Illiquidity of Real Estate Limits Our Ability to Act Quickly. Real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio quickly in response to changes in economic and other conditions. If we want to sell a property, we might not be able to dispose of such property in the time period we desire, and the sales price of such property might not recoup or exceed the amount of our investment. The prohibition in the Internal Revenue Code of 1986, as amended, and related regulations on a REIT holding property for sale also may restrict our ability to sell property. Such limitations on our ability to sell our investments could adversely affect our ability to make distributions.

     Americans With Disabilities Act Compliance Could Be Costly. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers to certain disabled persons' accesses. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such accesses. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. Such costs may adversely affect our ability to make distributions.

     Environmental Regulations Could Subject Us to Liability. Various federal, state and local laws and regulations subject property owners or operators to liability for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for or even knew of the presence of such substances. The presence of or failure to properly remediate hazardous or toxic substances may adversely affect our ability to rent, sell or borrow against contaminated property. Various laws and regulations also impose on persons who arrange for the disposal or treatment of hazardous or toxic substances at another location liability for the costs of removal or remediation of such substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for such disposal ever owned or operated the disposal facility. Certain other environmental laws and regulations impose liability on owners or operators of property for injuries relating to the release of asbestos-containing materials into the air. As owners and operators of property and as potential arrangers for hazardous substance disposal, we may be liable under such laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of such costs and expenses could adversely affect our ability to make distributions.

     Within the last two years, independent environmental consultants completed a "Phase I" environmental assessment of our properties. Although this environmental assessment did not reveal any environmental liability that could materially affect our financial condition or results of operations, you should consider that (1) such assessment involved general inspections without soil sampling or ground water analysis and may not have revealed all environmental liabilities, (2) future laws, ordinances or regulations could impose material environmental liability on us and (3) acts by tenants or other third parties and the condition of land near our properties (such as the presence of underground storage tanks) could adversely affect the condition of our properties and subject us to environmental liability.

     Competition Within Our Markets Could Reduce Our Cash Flow. Retailers at our properties face increasing competition from other forms of retailing such as catalogues, discount shopping clubs and telemarketing. We face increasing competition for prospective tenants with landlords of shopping center properties that may be newer in appearance, better located or better maintained than our properties. Such competition may reduce our cash flow and adversely affect our ability to make distributions by:

     o interfering with our ability to attract and retain tenants in our properties or in properties we develop or acquire;

     o increasing vacancies which lowers market rental rates and limits our ability to negotiate rental rates; and

     o adversely affecting our ability to minimize expenses of operation.

     Risks of Redevelopment and Development Projects. As part of our strategy, we actively pursue (1) redevelopment projects and (2) development projects. In addition to the risks involved in the ownership and operation of established retail properties, included among the risks of redevelopment or development projects that may adversely affect our cash available for distribution are the following:

     o failure to complete construction on schedule or within budget may increase debt service expense and construction costs;

     o we may incur predevelopment costs for projects we do not complete;

     o inadequate occupancy or rental rates of a completed project may affect our ability to pay operating expenses or earn our targeted rate of return on our investment;

     o an unsuccessful project could cause our losses to exceed our investment in such project;

     o financing for redevelopment and newly developed projects may not be available to us on favorable terms;

     o long-term financing may not be available upon completion of construction; and

     o our distribution of 95 percent of our real estate investment trust taxable income (to maintain our qualification as a real estate investment trust) will limit our ability to finance acquisitions or new developments with income or cash flow from operations.

     Risks of Uninsured Losses. We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance. Our insurance policies contain specifications, limits and deductibles comparable to those typically contained in policies covering similar properties. We also carry owner's title insurance policies on all of our properties for amounts that may be less than the full value of our properties. If an uninsured loss or a loss from a title defect to a property in excess of insured limits occurs, we could lose all or part of our investment in and anticipated profits and cash flows from such property. In the case of a title defect, we could remain obligated for any recourse mortgage indebtedness or other financial obligations related to such property. Any of such losses could adversely affect our ability to make distributions.

REAL ESTATE FINANCING RISKS.

     Debt Financing and Debt Maturities. We are subject to the risks normally associated with debt financing, including the following:

     o our cash flow may be insufficient to meet required payments of principal and interest;

     o payments of principal and interest on borrowings may leave us with insufficient cash resources to pay operating expenses;

     o we may not be able to refinance indebtedness on our properties at maturity;

     o the terms of refinancing may not be as favorable as the terms of the related indebtedness; and

     o we could become more highly leveraged (because our policies and organizational documents do not limit the amount of debt, ratio of debt to total market capitalization or percentage of indebtedness we may incur) and, therefore, default on our obligations and debt service requirements.

     As of December 31, 1998, we had outstanding an aggregate of approximately $137.5 million of primarily mortgage indebtedness (including borrowings under our senior revolving credit facility with Prudential Securities Credit Corporation). As of December 31, 1998, we had outstanding an aggregate of approximately $52.5 million under our senior revolving credit facility with Prudential Securities Credit Corporation.

     Inability to Refinance Indebtedness May Reduce Cash Flow. Because we may not be able to pay all of our mortgage indebtedness prior to maturity with our internally generated cash, we may need to repay such debt through refinancings and/or equity offerings. If we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our cash flow and ability to make distributions include the following:

     o we may need to dispose of one or more of our properties upon disadvantageous terms;

     o prevailing interest rates or other factors at the time of refinancing could increase interest rates and, therefore, our interest expense;

     o if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases;

     o certain of our mortgages encumbering properties have "cross default" or "cross collateralization" provisions that entitle the secured lender to certain remedies (including foreclosure) against more than one property; and

     o foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder our ability to meet the REIT distribution requirements of the Internal Revenue Code.

     Risk of Rising Interest Rates May Increase Costs.  Advances under our
$100 million senior revolving credit facility with Prudential Securities Credit Corporation will bear interest at rates ranging from 1.25 percent to 1.75 percent over the 30-day London Interbank Offered Rate based on the level of borrowings outstanding relative to collateral value. We may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase. Higher debt service requirements could adversely affect our cash flow and ability to make distributions or cause us to default under certain debt covenants.

     DEPENDENCE ON KEY PERSONNEL. We are dependent upon our executive officers for strategic business direction and real estate experience. While we believe that we could find replacements for these key personnel, loss of their services could adversely affect our operations. We cannot assure you that any of our executive officers will remain with us. We have entered into employment agreements with Louis J. Petra, Sheila Levine and Brian J. Gallagher. Although we do not expect to enter into an employment agreement with Philip Pilevsky, Mr. Pilevsky has a significant ownership interest in our company. We also have entered into a non-competition agreement with each of Mr. Pilevsky and Ms. Levine that prevents them from engaging in certain retail real estate activities.

     DISRUPTION IN OPERATIONS DUE TO YEAR 2000 PROBLEMS. The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. We recognize the importance of minimizing the frequency and significance of any disruptions in our business and financial affairs that may occur as a result of Year 2000, and have adopted a comprehensive compliance program designed to achieve this objective.

     Our program encompasses the following:

     o the assessment and modification, as necessary, of our internal information technology systems that may be affected by the Year 2000 problem;

     o the identification and interrogation of third parties, including tenants, vendors, contractors and joint venture partners, to enable us to evaluate and appropriately respond to the state of preparedness by such parties to address Year 2000 problems; and

     o the assessment of property operating systems to avert operational malfunctions associated with Year 2000.

     Our execution of our Year 2000 program is proceeding on schedule. Our principal property management systems are licensed from and maintained by a third party software development company which has modified its real estate products to address the Year 2000 issue. Our expenditures on the initiatives to date have been nominal, and our management does not anticipate any significant future costs or problems associated with becoming Year 2000 compliant.

     The failure to correct a material Year 2000 problems could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third parties, we are unable to determine at this time whether the consequences of failing to adequately address all Year 2000 concerns will have a material impact on our results of operations, liquidity or financial condition. We expect our Year 2000 program to significantly reduce our level of uncertainty about the Year 2000 problem. We believe that, with appropriate modification of our information and operating systems and completion of the program as scheduled, the possibility of significant interruptions of normal operations should be reduced.

     Certain statements in this Year 2000 issue discussion regarding our efforts to become Year 2000 compliant, the timing thereof and costs associated therewith are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the statements and projections are based upon reasonable assumptions, actual results may differ from those that we have projected.

     INABILITY TO MAKE REQUIRED DISTRIBUTIONS TO SHAREHOLDERS COULD AFFECT REIT STATUS. For the Internal Revenue Service to treat us as a real estate investment trust under the Internal Revenue Code, we must distribute to our shareholders at least 95 percent of our real estate investment trust taxable income each year. We cannot assure you that we will satisfy the annual distribution requirement to qualify as a real estate investment trust.

     Reliance on Board of Directors to Determine Distributions. Much of our income will consist of our allocable share of the income of Philips International Realty, L.P. and much of our cash flow will consist of distributions from Philips International Realty, L.P. Our board of directors will determine distributions by Philips International Realty, L.P. In making such determination, the board of directors may consider many factors, including the following:

     o the amount of cash available for distribution;

     o Philips International Realty, L.P.'s financial condition;

     o Philips International Realty, L.P.'s capital expenditure requirements;

     o the annual distribution requirement under the real estate investment trust provisions of the Internal Revenue Code; and

     o such other factors as our board of directors deems relevant.

     Risk of Borrowing Funds to Meet Distribution Requirements. We may need to borrow funds on a short-term or long-term basis to meet the distribution requirements for real estate investment trust qualification even if the then prevailing market conditions are not favorable for borrowings. Our need to borrow such funds depends on (1) differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of us or Philips International Realty, L.P.) and (2) the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments.

     CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our failure to qualify as a real estate investment trust for federal income tax purposes could adversely affect our financial and other conditions.

     Tax Liabilities as a Consequence of Failure to Qualify as a REIT. We have operated so as to qualify as a real estate investment trust for federal income tax purposes since our taxable year ended December 31, 1997. Although we believe we will continue to operate in such manner, we cannot guarantee you that we will. Qualification as a real estate investment trust depends on our meeting various requirements (some on an annual and quarterly basis) established under highly technical and complex tax provisions of the Internal Revenue Code. Because few judicial or administrative interpretations of such provisions exist and qualification determinations are fact sensitive, we cannot assure you that we will qualify as a real estate investment trust for any taxable year.

     If we fail to qualify as a real estate investment trust in any taxable year, we will be subject to the following:

     o we will not be allowed a deduction for distributions to shareholders;

     o we will be subject to federal income tax at regular corporate rates, including any alternative minimum tax, if applicable; and

     o unless we are entitled to relief under certain statutory provisions, we will not be permitted to qualify as a real estate investment trust for the four taxable years following the year during which we were disqualified.

A loss of real estate investment trust status would reduce our net earnings available for investment or distribution to our shareholders. Failure to qualify as a real estate investment trust also would eliminate the requirement that distributions to our shareholders be made.

     Other Tax Liabilities. Even if we qualify as a real estate investment trust, we are subject to certain federal, state and local taxes on our income and property and, in some circumstances, certain other state taxes.

     Risk of Changes in the Tax Law Applicable to REITs. Since the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us or our shareholders.

     CERTAIN PROVISIONS MAY INHIBIT CHANGES IN CONTROL. Certain provisions of the Maryland General Corporation Law, our articles of incorporation, our by-laws and Philips International Realty, L.P.'s partnership agreement may (1) inhibit a change in control of our company, (2) inhibit the removal of existing management or (3) prevent us from paying you a premium for your shares of our common stock over the then-prevailing market prices.

     Staggered Board of Directors. We divide our board of directors into three classes serving staggered three-year terms. This may inhibit a change in control of our company.

     New Classes and Series. Under our articles of incorporation, our board of directors may create new classes and series of securities and establish preferences and rights of such classes and series. Our issuance of additional classes or series of our capital stock may inhibit a change of control of our company.

     Ownership Limit. Under our articles of incorporation and certain resolutions of our board of directors, no one may acquire or own more than
8.0 percent of the outstanding shares of our capital stock (except for Mr. Pilevsky who may own up to 17.5 percent of such shares) and no one may own or acquire shares of any class of our capital stock that would (1) cause five or fewer persons to own more than 50 percent in value of our shares of capital stock or (2) otherwise cause us to fail to qualify as a real estate investment trust. See "Description of Securities--Ownership Limit." Such ownership limit may:

     o discourage a change of control of our company;

     o deter tender offers for our capital stock that you may find attractive;
       or

     o limit your opportunity to receive a premium for your capital stock that might otherwise exist if an investor attempted to assemble a block of capital stock in excess of the ownership limit or to effect a change in control of our company.

     Rights of Limited Partners. Under Philips International Realty, L.P.'s partnership agreement, we may not engage in any of the following transactions unless all limited partners of Philips International Realty, L.P. will receive (or have the right to receive) for each unit an amount of cash, securities or other property equal to the product of (1) the number of shares of our common stock for which each unit is redeemable and (2) the greatest amount of cash, securities or other property paid to the holder of shares of common stock pursuant to the terms of such transaction:

     o a merger, consolidation or other combination with or into another person

     o a sale of all or substantially all of our assets; or

     o any reclassification, recapitalization or change of our outstanding equity interests.

If, in connection with any of the above transactions, the holders of outstanding shares of our common stock accepts a purchase, tender or exchange offer, each holder of units of Philips International Realty, L.P. will receive (or have the right to receive) the greatest amount of cash, securities or other property which such holder would have received had it (1) exercised its right to redemption and (2) received shares of common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and then accepted such purchase, tender or exchange offer.

OUR BOARD OF DIRECTORS MAY CHANGE INVESTMENT AND FINANCING POLICIES WITHOUT YOUR VOTE.

     General. Our board of directors determines (1) our investment and financing policies, (2) our growth strategy, and (3) our debt, capitalization, distribution and operating policies. At any time and without your approval, the board of directors may revise or amend these policies and strategies. Such changes could adversely affect our financial condition or results of operations, and, therefore, our ability to make distributions.

     Issuance of Additional Securities. You do not have any preemptive right to acquire any common stock or other equity or debt securities we may offer. Any such issuance of securities could dilute your investment.

     Risks Involved in Acquisitions Through Partnerships or Joint Ventures. We may invest in properties through partnerships or joint ventures. Partnership or joint venture investments may involve risks not involved with direct acquisitions that include the following:

     o a co-venturer or partner in an investment may become bankrupt;

     o a co-venturer's or partner's economic or business interests or goals may conflict with our interests or goals;

     o a co-venturer or partner may act contrarily to our instructions, requests, policies or objectives; and

     o our articles of incorporation do not limit the amount we may invest in such joint ventures or partnerships.

     Risks of Investing in Securities of Entities Owning Real Estate. We may acquire securities of entities that own real estate. Because of ownership limits and gross income requirements we must meet to maintain our real estate investment trust qualification, we may not be able to control (1) the ownership, operation and management of the underlying real estate or (2) the distributions with respect to such securities. Our lack of control could adversely affect our ability to make required distributions.

     Risks of Investing in Mortgages. We may invest in mortgages. Investments in mortgages may include the following risks that may adversely affect our ability to make distributions:

     o borrowers may be unable to make debt service payments or pay principal when due;

     o the principal of the mortgage note securing a property may exceed the value of the mortgaged property; and

     o interest rates payable on the mortgages may be lower than our cost of funds to acquire such mortgages.

     ADVERSE EFFECT OF INCREASING MARKET INTEREST RATE LEVELS ON PRICE OF COMMON STOCK. The annual distribution rate on the price paid for shares of our common stock (compared to rates on alternative investments) may influence the public market price of our common stock. An increase in general interest rate levels may lead purchasers of our common stock to demand a higher annual distribution rate. Such demands could adversely affect the market price of our common stock.

                                USE OF PROCEEDS

     We are required by the terms of the Amended and Restated Agreement of Limited Partnership of Philips International Realty, L.P. to invest the net proceeds of any sale of common stock or preferred stock in Philips International Realty, L.P. in exchange for additional units of limited partnership interest. We will state the specific amount and intended use of net proceeds from the sale of any securities offered by this prospectus supplement relating to such a sale. Unless we describe otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities being offered for general corporate purposes. These general corporate purposes include the acquisition for redevelopment and development of neighborhood and community shopping centers as suitable opportunities arise, the expansion and improvement of certain properties in our portfolio and the repayment of indebtedness.

                          DESCRIPTION OF COMMON STOCK

AUTHORIZED CAPITAL STOCK

     Pursuant to our articles of incorporation, we have the authority to issue 150,000,000 shares of common stock, par value $0.01 per share. At February 8, 1999, 7,340,474 shares of common stock were issued and outstanding.

VOTING, DIVIDEND AND OTHER RIGHTS

     Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of our articles of incorporation regarding the restrictions on transfer of such stock, discussed in "Restrictions on Transfer" below. Holders of shares of common stock do not have any cumulative voting rights. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of shares of common stock do not have preemptive rights to subscribe for any of our securities. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable. We may pay distributions to the holders of shares of common stock if and when our board of directors declares such dividends out of legally available funds.

RIGHTS UPON LIQUIDATION

     Under Maryland law, our shareholders generally are not liable for our debts or obligations. Upon our liquidation, subject to the right of any holders of preferred stock to receive preferential distributions, each holder of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities. Such debts and liabilities may arise from our status of general partner of Philips International Realty, L.P.

OWNERSHIP LIMIT

     Pursuant to our articles of incorporation and resolutions of our board of directors, with certain exceptions, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than
8.0 percent of the value of our issued and outstanding shares of capital stock. See "Restrictions on Transfer" below.

TRANSFER AGENT

     Boston EquiServe is the registrar and transfer agent for our common stock.

RESTRICTIONS ON TRANSFER

     Ownership Limit. For us to qualify as a real estate investment trust under the Internal Revenue Code, we must meet the following requirements concerning the ownership of outstanding shares of our capital stock:

     o five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) may not collectively own, directly or indirectly, more than 50 percent of the value of our outstanding capital stock during the last half of a taxable year; and

     o at least 100 persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year must beneficially own our capital stock.

Further, under our articles of incorporation, subject to certain exceptions, no holder of shares of our capital stock may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 6.5 percent by value of our outstanding capital stock. Our articles of incorporation authorizes our board of directors to, by resolution, increase such percentage up to
9.8 percent. Our board of directors has by resolution set the ownership limit at
8.0 percent of the issued and outstanding shares of capital stock. Such limit will be referred to in this prospectus as the "Ownership Limit."

     Exemption from Ownership Limit Upon Waiver by Board of Directors. Our board of directors may exempt a person from the Ownership Limit if the board of directors or our tax counsel is satisfied that such ownership will not then or in the future jeopardize our status as a real estate investment trust. To obtain such exemption, the intended transferee of shares of our capital stock must
(1) give us written notice of the proposed transfer and (2) furnish such opinions of counsel, affidavits, undertakings, agreements and information as the board of directors may require no later than the 15th day before any transfer which could cause the intended transferee's direct or beneficial ownership of shares to exceed the Ownership Limit. If the board of directors decides that it is no longer in our best interests to continue to qualify as a real estate investment trust, then the restrictions on transferability and ownership will not apply.

     Exemption from Ownership Limit for Philip Pilevsky. Our board of directors has exempted Mr. Pilevsky from the Ownership Limit. The board of directors has set Mr. Pilevsky's ownership limit at 17.5 percent of the issued and outstanding shares of our capital stock.

     Null and Void Transfers. A transfer of shares of capital stock shall be null and void and the intended transferee of such shares will not acquire any rights in such shares if the transfer would:

     o create a direct or indirect ownership of shares of stock in excess of the Ownership Limit;

     o result in the shares of stock being owned by fewer than 100 persons; or

     o result in our being "closely held" within the meaning of
       Section 856(h) of the Internal Revenue Code.

     Shares Transferred in Excess of Ownership Limit. We will automatically deem shares of capital stock transferred to a shareholder in excess of the Ownership Limit as shares of excess stock. By operation of law, we will automatically transfer such shares to the trustee of a trust for the exclusive benefit of one or more charitable organizations (as described in 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Internal Revenue Code) that we select. We will deem the trustee of such trust to own such shares for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-shareholder. Any such transfer is subject to several provisions, including but not limited to the following:

     o we will rescind as void ab initio any dividend or distribution we have authorized and declared but not paid to the original transferee-shareholder and we will pay such sum to the trustee for the benefit of the charitable beneficiary;

     o we will rescind as void ab initio any vote cast by an original transferee-shareholder prior to the discovery of the violative transfer;

     o while the excess shares are held in trust and subject to the restriction that we have not already taken irreversible action, we will deem the original transferee-shareholder as having given an irrevocable proxy to the trustee to vote such shares for the benefit of the charitable beneficiary; and

     o we may require the trustee to sell, subject to certain pricing and timing restrictions, the excess stock to a person or entity whose ownership of the shares of our capital stock would be permitted or to us.

     Certificate Legend Referring to Restrictions. All certificates representing shares of our common stock will bear a legend referring to the restrictions described in the above section entitled "Restrictions on Transfer--Null and Void Transfer."

     Required Disclosures by Shareholders. Every shareholder must, upon our demand, provide in writing information that we may request to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our status as a real estate investment trust.

     Effect of Ownership Limits on Control of Our Company. The ownership limitations set forth in this prospectus may prevent, defer or delay the acquisition of control of our company without the consent of the board of directors.

                         DESCRIPTION OF PREFERRED STOCK

AUTHORIZED CAPITAL STOCK

     Pursuant to our articles of incorporation, we have the authority to issue up to 30,000,000 shares of preferred stock, par value $.01 per share. We do not have any outstanding shares of preferred stock as of the date of this prospectus.

     Under our articles of incorporation, we may issue shares of preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to our issuing preferred stock, our board of directors is required by the Maryland General Corporation Law and our articles of incorporation to adopt resolutions and file articles supplementary with the State Department of Assessments and Taxation of Maryland. Such articles supplementary will state the designations, powers, preferences and rights of the shares of the series of preferred stock and any qualifications, limitations or restrictions. These include, among other things, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. Because our board of directors establishes the terms and conditions of each series of preferred stock, it may give the holders of any series of preferred stock power, preferences and rights, voting or otherwise, which are senior to the rights of holders of shares of our common stock. The issuance of preferred stock could delay or prevent a change in our control.

     We are providing a description of the preferred stock which sets forth certain general terms and provisions to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable articles supplementary) and bylaws.

GENERAL

     Subject to limitations in Maryland law and our articles of incorporation and bylaws, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the applicable designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions. This includes provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as decided by resolution of our board of directors or a duly authorized committee of the board of directors. The preferred stock will be fully paid and nonassessable when issued.

     We refer you to the prospectus supplement for specific terms relating to the series of preferred stock offered by such prospectus supplement, including:

           (1) the title and stated value of such preferred stock;

           (2) the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

           (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

           (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock will accumulate;

           (5) the procedures for any auction and remarketing, if any, for such preferred stock;

           (6) the provisions for a sinking fund, if any, for such preferred stock;

           (7) any voting rights of such preferred stock;

           (8) the provisions for redemption, if applicable, of such preferred stock;

           (9) any listing of such preferred stock on any securities exchange;

          (10) the terms and conditions, if applicable, upon which such preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation) and conversion period;

          (11) if appropriate, a discussion of United States federal income tax considerations applicable to such preferred stock;

          (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust;

          (13) the relative ranking and preferences of such preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

          (14) any limitations on our issuance of any series of preferred stock which is senior or equal to such series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

          (15) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

     Unless otherwise stated in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank:

     o senior to all classes or series of our common stock, and to all equity securities ranking junior to the preferred stock;

     o equal to all of our equity securities whose terms specifically provide that the equity securities rank equal to the preferred stock; and

     o junior to all of our equity securities whose terms specifically provide that the equity securities rank senior to the preferred stock.

     For these purposes, the term "equity securities" as used in our articles of incorporation, does not include convertible debt securities.

DIVIDENDS

     Unless we specify otherwise in the prospectus supplement, you, as the holders of the preferred stock will have the rights to receive dividends as set forth below.

     You, as holders of shares of the preferred stock of each series, will be entitled to receive cash dividends, when, as and if declared and authorized by our board of directors. We will pay these dividends out of our assets legally available for such payment, at such rates and on such dates as stated in the applicable prospectus supplement. We shall pay each dividend to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors.

     Dividends on any series of our preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. If cumulative, the dividends will accumulate from the date stated in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock which has noncumulative dividends, then you, as holders of such series of the preferred stock, will not have the right to receive a dividend for the dividend period ending on such dividend payment date. We will not have the obligation to pay the dividend accrued for such period, whether or not our board of directors declares dividends on such series payable on any future dividend payment date.

     If any shares of our preferred stock of any series are outstanding, we shall not declare or pay full dividends or set apart for payment on our preferred stock of any other series which ranks equal or junior to the preferred stock of such series for any period unless:

     o if such series of preferred stock has a cumulative dividend, we have declared and paid full cumulative dividends or declared and irrevocably set apart a sufficient sum for the payment of full cumulative dividends on the preferred stock of such series for all past dividend periods and the current dividend period; or

     o if such series of preferred stock does not have a cumulative dividend, we have declared and paid full dividends for the then current dividend period or declared and irrevocably set apart a sufficient sum for the payment of the full dividends for such payment on the preferred stock we have of such series.

     When we do not pay dividends in full (or we do not irrevocably set apart a sufficient sum for such full payment) upon the shares of preferred stock of any series and the shares of any other series of preferred stock ranking equal as to dividends, we shall declare all dividends previously declared upon shares of preferred stock of such series and any other series of preferred stock ranking equal as to dividends pro rata so that the amount of dividends we have declared per share on the preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. Except as may otherwise be set forth in the applicable prospectus supplement, we will not pay interest, or a sum of money in lieu of interest, in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, if:

          (1) such series of preferred stock has a cumulative dividend, and we have declared and paid full cumulative dividends on the preferred stock of such series or we have irrevocably set apart a sum sufficient for the payment of full cumulative dividends for all past dividend periods and the current dividend period; or

          (2) such series of preferred stock does not have a cumulative dividend, we have declared and paid full dividends on the preferred stock of such series or we have irrevocably set apart a sum sufficient for the payment of full dividends for the current dividend period, then, we shall not pay or set aside for payment any dividends (other than in common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, dissolution or winding up) upon the common stock or any other of our capital stock ranking junior to or equal to the preferred stock of such series as to dividends or upon liquidation, dissolution or winding up, nor shall we redeem, purchase or otherwise acquire for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) any common stock or any of our other capital stock ranking junior to or equal to the preferred stock of such series as to dividends or upon liquidation, dissolution or winding up (except by conversion into or exchange for our other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, dissolution or, winding up).

     We shall first credit any dividend payment made on shares of a series of preferred stock against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If we provide in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option. We may redeem the shares of preferred stock as a whole or in part, pursuant to the term, times and redemption prices set forth in such prospectus supplement.

     The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will state the number of shares of such preferred stock that we will redeem in the year specified. The prospectus supplement will also state the redemption price per share, together with an amount equal to all accrued and unpaid dividends (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing:

          (1) if such series of preferred stock has a cumulative dividend and we have declared and paid full cumulative dividends on all shares of any series of preferred stock or we have declared and irrevocably set apart a sufficient amount for the payment of full cumulative dividends for all past dividend periods and the current dividend period; or

          (2) if such series of preferred stock does not have a cumulative dividend and we have declared and paid full dividends on the preferred stock of any series or we have declared and irrevocably set apart a sufficient amount for the payment of full dividends for the current dividend period, then we will not redeem any shares of any series of preferred stock unless all outstanding shares of preferred stock of such series are simultaneously redeemed. However, this will not prevent the purchase or acquisition of shares of preferred stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

     In addition:

          (1) if such series of preferred stock has a cumulative dividend and we have declared and paid full cumulative dividends on all outstanding shares of any series of preferred stock or we have declared and irrevocably set apart a sufficient amount for the payment of full cumulative dividends for all past dividend periods and the then current dividend period; and

          (2) if such series of preferred stock does not have a cumulative dividend and we have declared and paid full dividends on the preferred stock of any series or we have declared and irrevocably set apart a sufficient amount for the payment of full dividends for the current dividend period, then unless items 1 and 2 above have occurred, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, dissolution or winding up). However, this shall not prevent the purchase or acquisition of shares of preferred stock of such series to preserve our real estate investment trust status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

     If fewer than all of the outstanding shares of preferred stock of any series will be redeemed, we will determine the number of shares to be redeemed and we may redeem such shares pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method we determine that will not violate the ownership limitations set forth in our articles of incorporation.

     We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to you, as holder of record of a share of preferred stock at the address shown on our stock transfer books. Each notice shall state:

     o the redemption date;

     o the number of shares and series of the preferred stock to be redeemed;

     o the redemption price;

     o the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

     o that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

     o the date upon which the holder's conversion rights, if any, as to such shares shall terminate.

     If less all the shares of preferred stock of any series are to be redeemed, we will state in the notice the number of shares of preferred stock to be redeemed from each holder. If we give notice of redemption of any shares of preferred stock and if we have irrevocably set apart funds necessary for such redemption in trust, then from the redemption date forward:

     o dividends will cease to accrue on such shares of preferred stock;

     o the shares of preferred stock shall no longer be deemed outstanding; and

     o all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     If we liquidate, dissolve or wind up our affairs, you, as the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, the following distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock:

     o liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and articles supplementary);

     o plus an amount equal to all accrued and unpaid dividends (which shall not include any accumulation of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend).

     Except as we may otherwise provide in the applicable prospectus supplement, you, as the holders of preferred stock will have no right or claim to any of our remaining assets after payment of the full amount of the liquidating distributions to which they are entitled. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking equal with the preferred stock, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If we have made full liquidating distributions to all holders of shares of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to such preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and their respective number of shares. For this purpose, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business shall not be deemed to constitute a liquidation, dissolution or winding up.

VOTING RIGHTS

     You, as holders of the preferred stock, will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

     Except as we may otherwise set forth in the applicable prospectus supplement, whenever dividends on any shares of preferred stock shall remain unpaid for the equivalent of six or more quarterly periods, you, as the holders of such shares of preferred stock (voting separately as a class with all other series of preferred stock upon which equal voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of our additional directors at the next annual meeting of stockholders, and at each subsequent annual meeting, until:

          (1) if such series of preferred stock has a cumulative dividend, we have fully paid all dividends accumulated on such shares of preferred stock for the past dividend periods and the current dividend period or we have declared and irrevocably set apart a sufficient sum for the payment of the dividends; or

          (2) if such series of preferred stock does not have a cumulative dividend, we have fully paid four consecutive quarterly dividends or we have declared and irrevocably set apart a sufficient sum for the payment of the dividends. In this case, our entire board of directors will be increased by two directors.

     Unless provided otherwise, for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 66 percent of the shares of each series of preferred stock (each such series voting separately as a class):

          (1) authorize or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

          (2) amend, alter or repeal the provisions of our articles of incorporation (including the articles supplementary for such series of preferred stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof.

However, any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of preferred stock, in each case ranking equal or junior to the preferred stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement. These terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

RESTRICTIONS ON OWNERSHIP

     With certain exceptions, our articles of incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 8.0 percent of the value of our issued and outstanding shares of capital stock. See "Restrictions on Ownership of the Securities Being Offered" on page 24. These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue receipts for depositary shares, each representing a fractional interest of a share of a particular class or series of preferred stock, as specified in the applicable prospectus supplement. We shall deposit shares of a class or series of preferred stock represented by depositary shares under a separate deposit agreement among us and the depositary named in the deposit agreement. Subject to the terms of the deposit agreement, you, as the owner of a depositary receipt, will be entitled to all the rights and preferences of the class or series of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights) in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by such depositary receipt.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue on our behalf, the depositary receipts. You may obtain copies of the applicable form of deposit agreement and depositary receipt from the us upon request. The statements made relating to the deposit agreement and the depositary receipt to be issued are summaries of certain anticipated provisions and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of the such depositary receipts owned by the holders. This distribution is subject to the holders' obligations to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a non-cash distribution, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts, unless such preferred stock depositary determines that it is not feasible to make such distribution. In that case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. This non-cash distribution is subject to the holders' obligations to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     The preferred stock depositary will not make any distribution in respect of any depositary share to the extent that it represents any class or series of preferred stock that has been converted or exchanged.

WITHDRAWAL OF STOCK

     When you surrender the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted), you, as the holders, will be entitled to receive the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. You, as holders of depositary receipts, will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder show a number of depositary shares greater than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing the greater number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date, the number of the depositary shares representing shares of such class or series of preferred stock redeemed. Such redemption will be made provided that we have paid in full to the preferred stock depositary the redemption price of the preferred stock plus an amount equal to any accrued and unpaid dividends to the redemption date. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of preferred stock. If less all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the depositary.

     After the redemption date,

     o all dividends in respect of the shares of a class or series of preferred stock called for redemption will stop accruing;

     o the depositary shares called for redemption will no longer be deemed to be outstanding; and

     o all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will end, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of the depositary receipts were entitled upon such redemption upon surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which you, as the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for such class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of such class or series of preferred stock represented by such depositary shares according to your instructions. We agree to take all reasonable action required by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will not vote the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from you, as the holder.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt as set forth in the applicable prospectus supplement

CONVERSION OF PREFERRED STOCK

     The depositary shares will not be convertible into common stock or any other of our securities or property except in connection with certain conversions in connection with the reservation of our status as a real estate investment trust. See "Restrictions on Ownership of the Securities Being Offered" on page 24. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, you, as the holder may surrender the depositary receipts to the applicable preferred stock depositary with written instructions to instruct us to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of a class or series of our preferred stock or other shares of stock. We have agreed that upon receipt of such instructions and any amounts payable, we will cause the conversion using the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a depositary receipt or receipts will be issued for any depositary shares not to be converted. We will not issue fractional shares of common stock upon conversion. If such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     We and the preferred stock depositary may amend by agreement, the form of depositary receipt evidenced in depositary shares which represent the preferred stock and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended.

     We may terminate the deposit agreement upon at least 30 days' prior written notice to the preferred stock depositary if termination is necessary to preserve our status as a real estate investment trust. We have agreed that if the deposit agreement is terminated to preserve our status as a real estate investment trust, then we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares. In addition, the deposit agreement will automatically terminate if:

     o all outstanding depositary shares shall have been redeemed,

     o there shall have been a final distribution in respect of each class or series of preferred stock in connection with any liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of the depositary receipts evidencing the depositary shares representing such class or series of preferred stock or

     o each share of the related preferred stock shall have been converted into common stock or other of our preferred stock not so represented by depositary shares or has been exchanged for debt securities.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, you, as the holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon the appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal. The preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least the amount set forth in the deposit agreement.

MISCELLANEOUS

     The preferred stock depositary will forward to you, as the holders of depositary receipts, any reports and communications from us which are received by the preferred stock depositary with respect to the related preferred stock.

     Neither we nor the preferred stock depositary will be liable if we are prevented from or delayed in performing our obligations under the deposit agreement by law or any circumstances beyond our control. Our obligations and those of the preferred stock depositary under the deposit agreement, will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct. Neither we, nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in, good faith to be genuine and signed by a proper party.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of preferred stock or common stock. We may issue warrants independently or together with any securities being offered, and such warranties may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the warrant agreement. The warrant agent will act solely as our agent in connection with the warrants of such series. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

           (1) the title of such warrants;

           (2) the aggregate number of such warrants;

           (3) the price or prices at which such warrants will be issued;

           (4) the currencies in which the price or prices of such warrants may be payable;

           (5) the designation, amount and terms of the securities being offered purchasable upon exercise of such warrants;

           (6) the designation and terms of the other securities being offered, if any, with which such warrants are issued and the number of such warrants issued with each such security;

           (7) if applicable, the date on and after which such warrants and the securities being offered purchasable upon exercise of such warrants will be separately transferable;

           (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

           (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

          (10) the minimum or maximum amount of such warrants which may be exercised at any one time;

          (11) information with respect to book-entry procedures, if any;

          (12) a discussion of certain federal income tax considerations; and

          (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RESTRICTIONS ON OWNERSHIP

     With certain exceptions, our articles of incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 8.0 percent of the value of our issued and outstanding shares of capital stock. See "Restrictions on Ownership of the Securities Being Offered" on page 24. These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

           RESTRICTIONS ON OWNERSHIP OF THE SECURITIES BEING OFFERED

     Ownership Limit. For us to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, we must meet the following requirements concerning the ownership of outstanding shares of our capital stock:

     o five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) may not collectively own, directly or indirectly, more than 50 percent of the value of our outstanding capital stock during the last half of a taxable year; and

     o at least 100 persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year must beneficially own our capital stock.

Further, under our articles of incorporation, subject to certain exceptions, no holder of shares of our capital stock may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 8.0 percent by value of our outstanding capital stock. Such limit will be referred to in this prospectus as the "Ownership Limit."

     Exemption from Ownership Limit. Our board of directors may exempt a person from the Ownership Limit if the board of directors or our tax counsel is satisfied that such ownership will not then or in the future jeopardize our status as a real estate investment trust. To obtain such exemption, the intended transferee of shares of our capital stock must (1) give us written notice of the proposed transfer and (2) furnish such opinions of counsel, affidavits, undertakings, agreements and information as the board of directors may require no later than the 15th day before any transfer which could cause the intended transferee's direct or beneficial ownership of shares to exceed the Ownership Limit. If the board of directors decides that it is no longer in our best interests to continue to qualify as a real estate investment trust, then the restrictions on transferability and ownership will not apply.

     The board of directors waived the 8.0 percent ownership limitation with respect to Mr. Pilevsky so that he may actually or constructively own up to 17.5 percent of our outstanding capital stock.

     Null and Void Transfers. A transfer of shares of capital stock shall be null and void and the intended transferee of such shares will not acquire any rights in such shares if the transfer would:

     o create a direct or indirect ownership of shares of stock in excess of the Ownership Limit;

     o result in the shares of stock being owned by fewer than 100 persons; or

     o result in our being "closely held" within the meaning of
       Section 856(h) of the Internal Revenue Code.

     Certificate Legend Referring to Restrictions. All certificates representing shares of our common stock will bear a legend referring to the restrictions described in the above section entitled "Restrictions on Transfer--Null and Void Transfer."

     Required Disclosures by Stockholders. Every owner of more than 5 percent (or such lower percentage as the Internal Revenue Code or related regulations require) of our issued and outstanding shares of capital stock must give us written notice containing the information specified in our articles of incorporation no later than January 31 of each year. In addition, every stockholder must, upon our demand, provide in writing information that we may request to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on our status as a real estate investment trust.

     Effect of Ownership Limits on Control of Our Company. The ownership limitations set forth in this prospectus may prevent the acquisition of control of our company without the consent of the board of directors.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
               CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION

     Pryor Cashman Sherman & Flynn LLP, which has acted as our tax counsel in connection with our formation and our election to be taxed as a real estate investment trust (a "REIT"), has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations relevant to our status as a REIT. The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the securities being offered will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular holder of the securities being offered in light of their personal investment or tax circumstances or to certain types of stockholders (including insurance companies, financial institutions, or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the United States federal income tax laws.

     The REIT provisions of the Internal Revenue Code are highly technical and complex. The following discussion summarizes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

     WE ADVISE YOU TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS YOUR OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES BEING OFFERED BY THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code for such taxable year and for all subsequent taxable years ending prior to the date of this prospectus and we intend to continue to operate in such a manner in the future, but we can not assure you that we will operate in a manner so as to qualify or remain qualified.

     In the opinion of Pryor Cashman Sherman & Flynn LLP, we have been organized in conformity with the requirements for qualification and taxation as a REIT, commencing with our initial taxable year ended December 31, 1997, and for all subsequent taxable years to date, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. We must emphasize that this opinion is based on various assumptions and is conditioned upon such assumptions and certain representations made by us to Pryor Cashman Sherman & Flynn LLP as to factual matters. Pryor Cashman Sherman & Flynn LLP is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code and discussed below, the results of which will not be reviewed by Pryor Cashman Sherman & Flynn LLP. Accordingly, no assurance can be given that the actual results of our operation of any particular taxable year will satisfy such requirements. See "Failure to Qualify" on page 30. The opinion of Pryor Cashman Sherman & Flynn LLP is based upon current law and is not binding upon the Internal Revenue Service and no assurance can be given that the Internal Revenue Service will not challenge our eligibility as a REIT.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, we will be subject to federal income tax as follows: first, we will be taxed at regular

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corporate rates on any undistributed REIT taxable income, including undistributed net capital gains (although shareholders will receive an offsetting credit against their own federal income liability for federal income taxes paid by us with respect to any such undistributed net capital gain). Second, under certain circumstances, we may be subject to the "corporate alternative minimum tax" on its items of tax preference. Third, if we have
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than certain involuntary conversions or foreclosure property), such income will be subject to a 100 percent tax. Fifth, if we should fail to satisfy the 75 percent gross income test or the 95 percent gross income test (as discussed below), but we nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100 percent tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75 percent or 95 percent test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85 percent of our REIT ordinary income for such year,
(ii) 95 percent of our REIT capital gain net income for such year, and
(iii) any undistributed taxable income from prior years, we would be subject to a 4 percent excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by us from a corporation which is or has been a C corporation (i.e., generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, if we recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired such asset, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) our adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest corporate tax rate pursuant to Internal Revenue Service regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that we will make an election pursuant to Internal Revenue Service Notice 88-19.

     Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Internal Revenue Code
Sections 856 through 859, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code,
(5) the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution), (6) during the last half of each taxable year, not more than 50 percent in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) and (7) which meets certain other tests, described below, regarding the matter of its income and assets. The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     We previously have issued sufficient shares to allow us to satisfy conditions (5) and (6). In addition, our Articles of Incorporation provide for restrictions regarding ownership and transfer of our capital stock, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions are described in "Restrictions on Ownership of the Securities Being Offered" on page 24. Prior to 1998, our failure to comply with the Treasury regulations for ascertaining ownership of our stock (the "Stock Ownership Regulations") could have resulted in our disqualification as a REIT for the taxable year of the failure. Pursuant to the Taxpayer Relief Act of 1997 (the "Act"), effective for our current and all future taxable years, so long as we comply with the Stock Ownership Regulations, we will not lose our qualifications as a REIT as a result of a violation of the foregoing requirement if we neither know nor upon exercising reasonable diligence would have known of such violation. Effective for our current and all future taxable years, instead of being disqualified as a REIT, we would be subject to a financial penalty of $25,000 ($50,000 for intentional violations) for any year in

                                       26

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which we fail to comply with the Stock Ownership Regulations. Furthermore, if we can establish that our failure to comply was due to reasonable cause and not to willful neglect, no penalty would be imposed.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. From inception, our taxable year has been the calendar year.

     We currently own and operate the majority of our properties through partnerships in which Philips International Realty, L.P. and direct, wholly-owned subsidiaries (the "Company Subs") are partners. Internal Revenue Code Section 856(i), as amended by the Act, provides that a corporation, 100% of whose stock is held by a REIT, is a "qualified REIT subsidiary." A "qualified REIT subsidiary" is not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. We have not, however, sought or received a ruling from the Internal Revenue Service that any of the Company Subs are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, either directly, or indirectly through a "qualified REIT subsidiary," Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Internal Revenue Code Section 856, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships in which we are a partner, directly or indirectly, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

     Income Tests. For taxable years beginning on or after January 1, 1998, we must satisfy two gross income requirements annually in order to maintain our qualification as a REIT. First, at least 75 percent of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments (the "75% Test"). Second, at least 95 percent of our gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing (the "95% Test" and, together with the 75% Test, the "Gross Income Tests"). For taxable years beginning on or after January 1, 1998, "qualifying income" for purposes of the 95% test, except to the extent provided by regulations, includes payments made to us under any interest rate swap, cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument entered into by us to hedge our indebtedness as well as any gain from the disposition of any of the foregoing instruments.

     The rents we receive will qualify as "rents from real property" in satisfying the Gross Income Tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from the property. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Internal Revenue Code provides that, for taxable years beginning before August 5, 1997, rents received from a tenant will not qualify as "rents from real property" in satisfying the Gross Income Tests if the REIT, or a direct or constructive owner of 10 percent or more of the REIT, directly or constructively owns 10 percent or more of such tenant (a "Related Tenant"). Effective for our current and all future taxable years the constructive ownership rules for determining whether a tenant is a Related Tenant are modified with respect to partners and partnerships to provide that attribution between partners and partnerships only occurs when a partner owns, directly and/or indirectly, a 25 percent-or-greater interest in the partnership. Thus, a tenant will not be treated as a Related Tenant shares are owned by a partnership, and a partner that owns, directly and indirectly, a less-than-25 percent interest in such partnership also owns an interest in the tenant. A tenant will also not be a Related Tenant with respect to us if our shareholders and owners of such tenant are partners in a partnership in which neither own, directly and/or indirectly, a 25 percent-or-greater interest in such partnership. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15 percent of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property" (the "15% Limitation"). We have not and will not
(i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, or (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15 percent of the total rent received under the lease). Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Philips International Realty, L.P. will provide certain services with respect to our properties that are intended to comply with the "usually or customarily rendered" requirement. We intend to employ independent contractors to perform any services that are not "usual and customary" under the foregoing rules ("Impermissible Services").

     Pursuant to the Act, beginning with our current and for all future taxable year, we may render a de minimis amount of Impermissible Services to tenants, or in connection with the management of a property, without having otherwise qualifying rents from the property being disqualified as "rents from real property". In order to qualify for this de minimis exception, the value of such Impermissible Services may not exceed 1% of our gross income from the property, and such Impermissible Services may not be valued at less than 150% of our direct cost of such services. Notwithstanding the foregoing, the amount of any income we receive from performing impermissible services ("Impermissible Services Income") will not be treated as "rents from real property" for purposes of the Gross Income Tests. Finally, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that a REIT like us may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     Philips International Realty, L.P. may receive fees in consideration of the performance of management and administrative services with respect to the properties that are not owned entirely by it. Although a portion of such management and administrative fees generally will not qualify under the Gross Income Tests, we believe that the aggregate amount of such fees (and any other non-qualifying income) in any taxable year will not cause us to exceed the limits on non-qualifying income under the Gross Income Tests.

     If we fail to satisfy one or both of the Gross Income Tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "General", even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Sales or Dispositions of Certain Assets. As a REIT, we are generally subject to restrictions that limit our ability to sell real property. We are subject to a tax of 100 percent on our gain (i.e., the excess, if any, of the amount realized over our adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure and property that is involuntarily converted in a transaction that is subject to Internal Revenue Code Section 1033) in which we are a dealer. In calculating our gains subject to the 100 percent tax, we are not allowed to offset gains on sales of property against losses on other sales of property in which we are a dealer.

     Under the Internal Revenue Code, we would be deemed to be a dealer in any property that we held primarily for sale to customers in the ordinary course of our business. Such determination is a factual inquiry,

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

and absolute legal certainty of our status generally cannot be provided. However, we will not be treated as a dealer in real property if (i) we have held the property for at least four years for the production of rental income,
(ii) capitalized expenditures on the property in the four years preceding sale do not exceed 30 percent of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding involuntarily converted property subject to Internal Revenue Code Section 1033 or certain property obtained through foreclosure) for the year or (b) the aggregate tax bases (as determined for purposes of computing earnings and profits) of property sold during the taxable year is 10 percent or less of the aggregate tax basis of all of our assets (as so determined) as of the beginning of the taxable year and
(iv) if the requirement in clause (iii)(a) is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, our failure to meet these "safe harbor" requirements does not necessarily mean that we are a dealer in real property for purposes of the 100 percent tax.

     Beginning with our current taxable years and going forward, property that is involuntarily converted will be excluded from the "prohibited transaction" rules.

     Asset Tests. We must also satisfy three tests relating to the nature of its assets at the close of each quarter of our taxable year. First, at least 75 percent of the value of our total assets must be represented by real estate assets (including (i) assets held by us or our qualified REIT subsidiaries, and our allocable share of real estate assets held by partnerships in which we own an interest directly and/or indirectly and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering by us), cash, cash items and government securities. Second, not more than 25 percent of our total assets may be represented by securities other than those in the 75 percent asset class. Third, of the investments included in the 25 percent asset class, the value of any one issuer's securities owned by us may not exceed (at the end of the quarter in which such securities are acquired) 5 percent of the value of our total assets and we may not own more than 10 percent of any one issuer's outstanding voting securities.

     A REIT which meets the foregoing asset tests at the close of any quarter will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the REIT increasing its interest in any partnership in which the REIT is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If we failed to cure noncompliance with the asset tests within such time period, we would cease to qualify as a REIT.

     Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 95 percent of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain, if any) and (ii) 95 percent of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any Built-In Gain Asset during its Recognition Period, we will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95 percent of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such prior year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distributes at least 95 percent, but less than 100 percent, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. As discussed below, beginning with our current taxable year and moving forward, our shareholders would receive a tax credit for the corporate level taxes paid by us on any undistributed capital gains. See "Taxation of Domestic Shareholders" below. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85 percent of our REIT ordinary income for such year, (ii) 95 percent of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we

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

would be subject to a 4 percent excise tax on the excess of such required distribution over the amounts actually distributed.

     As discussed more completely below under "Taxation of Domestic Shareholders," we may elect for its taxable years beginning on or after January 1, 1998, to retain any long-term capital gain recognized during a taxable year ("Retained Gains") and pay a corporate level tax on such Retained Gains. The Retained Gains are then considered to have been distributed to holders of common stock, who will then receive a credit for the corporate level taxes we have paid on the Retained Gains.

     We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of Philips International Realty, L.P. authorizes us, as general partner, to take such steps as may be necessary to cause Philips International Realty, L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, we may, or may cause Philips International Realty, L.P. to, arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds non-cash deductions, Philips International Realty, L.P. may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     In the opinion of Pryor Cashman Sherman & Flynn LLP, we have satisfied the annual distribution requirements for taxable years ended prior to the date of this prospectus. We intend to continue to make timely distributions sufficient to satisfy this annual distribution requirement in the future. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95 percent distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95 percent distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowing or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying to stockholders in a later year "deficiency dividends", which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable corporate alternative minimum tax) on our taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the Offered Securities. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the

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

dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20 percent of certain capital gain dividends as ordinary income.

     Pursuant to the provisions of the Act and the Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act" and, together with the Act, the "Acts"), the portion of any such capital gain dividends attributable to gain recognized with respect to capital assets held by us for more than 12 months on the date of sale will be treated as long-term capital gain taxable to the stockholders at a maximum rate of 20 percent (or 25 percent to the extent any such gain arises from the recapture of straight-line depreciation deductions reflected in the basis of real property that has been held by us for more than 12 months as of the date of sale). However, corporate stockholders may be required to treat up to 20 percent of certain capital gain dividends as ordinary income.

     Pursuant to the Act, we may elect to retain the net long term capital gains we recognize during a taxable year ("Retained Gains") and pay a corporate-level tax on such Retained Gains. Corporations are currently subject to a maximum 35% tax rate on recognized capital gains. A stockholder owning shares of our stock on December 31st of a taxable year in which we have Retained Gains would be required to include in gross income such stockholder's proportionate share of the Retained Gains (as designated by us in a notice mailed to stockholders within 60 days following the end of the taxable year). The amount of any corporate-level tax paid by us in respect of the Retained Gains (the "Company Tax") would be treated as having been paid by our stockholders and each stockholder would receive a credit or refund for such stockholder's share of the Company Tax. A stockholder's basis in his/her shares of our stock would increase by the excess of such stockholder's proportionate share of the Retained Gains over the stockholder's share of the Company Tax.

     Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will not be taxable to a domestic stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a domestic stockholder's shares, they will be included in income as capital gains (provided that the shares have been held as a capital asset). Any such distribution in excess of a stockholder's adjusted basis in his shares of our stock will be included in income as long-term capital gain subject to a maximum tax rate of 20 percent if the shares have been held for more than 12 months at the time of distribution, and short-term capital gain subject to a maximum rate of up to
39.6 percent if the shares were held for no more than one year at the time of the distribution. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

     In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Backup Withholding. We will report to both our domestic stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31 percent with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. See "Taxation of Foreign Stockholders" on page 32.

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     Taxation of Tax-Exempt Stockholders. In applying the REIT stock ownership test under the Internal Revenue Code, a pension trust generally is not treated as a single individual as it would have been under prior law. Rather, beneficiaries of certain pension trusts are treated as holding the shares of a REIT in proportion to their actuarial interests in such trust, and thus permitting certain pension trusts to acquire more concentrated ownership of a REIT.

     In addition, a pension fund owning more than 10 percent of a REIT must treat a percentage of dividends from the REIT as "unrelated business taxable income" ("UBTI"). The percentage is determined by dividing the REIT's gross income derived from an unrelated trade or business for the year by the gross income of the REIT for the year in which the dividends are paid. If this percentage is less than five percent, however, dividends are not treated as UBTI. In general, the UBTI rule applies to a REIT where the REIT qualifies as a REIT by reason of the above modification of the stock ownership test and (i) one pension trust owns more than 25 percent of the value of the REIT; or (ii) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT.

     Taxation of Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances) that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the securities being offered, including any reporting requirements.

     Distributions made by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of us. Such distributions will ordinarily be subject to a withholding tax equal to 30 percent of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the securities being offered is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such and are generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. income tax at the rate of 30 percent on the gross amount of any dividends paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an Internal Revenue Service Form 4224 with us claiming that the distribution is "effectively connected" income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     Under recently adopted Treasury regulations, withholding procedures for distributions made after December 31, 1998 would be revised. Withholding generally will be at either 31 percent or 30 percent unless a new Form W-8 is filed with us by the beneficial owner to establish entitlement to treaty benefits or exemption based upon the income being "effectively connected". In some instances, additional documentation may be required from the beneficial owner, including an individual taxpayer identification number from the Internal Revenue Service and a certification of tax status from the tax authorities of the beneficial owner's country of residence.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30 percent branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35 percent of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's U.S. federal income tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50 percent in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of stock will not be subject to taxation under FIRPTA. Notwithstanding the foregoing, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30 percent branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30 percent tax on the individual's capital gains. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If we are not or cease to be, a "domestically-controlled REIT," whether gain arising from the sale or exchange of shares of stock by a Non-U.S. Stockholder would be subject to U.S. taxation under FIRPTA as a sale of a "U.S. real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in us. In the case where we are not or cease to be a "domestically-controlled REIT" and the common stock is "regularly traded" on an established securities market at any time during the calendar year, a sale of shares of common stock by a Non-U.S. Stockholder will only be treated as a sale of a "United States real property interest" (and thus subject to taxation under FIRPTA) if such selling shareholder beneficially owns (including by attribution) more than 5 percent of the total fair market value of the common stock at any time during the five-year period ending either on the date of such sale or other applicable determination date. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service, 10 percent of the amount realized by the seller on the sale of such stock.

     New Withholding Regulations. Final regulations pertaining to withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997 and published in the Federal Register on October 14, 1997. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, as described above in "Taxation of Foreign Stockholders," the New Withholding Regulations adopt a certification rule which was in the proposed regulations, under which a foreign shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Except as noted, the discussion set forth above in the section entitled "Taxation of Foreign Shareholders" does not take the new withholding regulations into account. We strongly urge prospective foreign shareholders to consult their own tax advisors with respect to the new withholding regulations.

OTHER TAX CONSIDERATIONS

     Effect on REIT Qualification of Tax Status of Operating Partnership and Other Partnerships. Substantially all of our investments will be made through Philips International Realty, L.P., which in turn will hold interests in other partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in its income our proportionate share of the foregoing partnership items for purposes of the Gross Income Tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include its proportionate share of assets held by Philips International Realty, L.P. See "Taxation of the Company as a REIT" on page 25.

     The ownership of an interest in a partnership may involve special tax risks. Such risks include the possible challenge by the Internal Revenue Service of (i) allocations of income and expense items, which could affect the computation of our taxable income, and (ii) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. This partnership status risk should be substantially diminished by Treasury regulations issued on December 17, 1996, permitting election of partnership status effective January 1, 1997, by the filing of Form 8823 or in certain other ways specified in the new election regulations. With respect to our existing partnership investments, the new election regulations provide that
(1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1,1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. We believe that we have a reasonable basis for the classification of Philips International Realty, L.P., the contributing partnerships and the Property Partnerships as partnerships for federal income tax purposes and have neither filed nor do we intend to file an election to be treated otherwise. If any of the partnerships elected to be treated as an association, they would be taxable as corporations. In such a situation, if our ownership interest in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships would be treated as dividends, which are not taken into account in satisfying the 75% "gross income test" described above and which could therefore make it more difficult for us to meet the 75% asset test described above. Finally, in such a situation, we would not be able to deduct our share of losses generated by any of the Partnerships in computing our taxable income. See "Taxation of the Company as a REIT-Failure to Qualify" on page for a discussion of the effect of our failure to meet such tests for a taxable year. We believe that the partnerships in which we own interests have been and will continue to be treated as partnerships (rather than as associations taxable as corporations) for federal income tax purposes. However, no assurance can be given that the Internal Revenue Service may not successfully challenge the status of any partnerships.

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Internal Revenue Code Section 704(b) and the Treasury Regulations promulgated thereunder. Generally, Internal Revenue Code
Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not. recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Philips International Realty, L.P.'s allocations of taxable income and loss are intended to comply with the requirements of Internal Revenue Code Section 704(b) and the Treasury regulations promulgated thereunder.

     The Partnership Agreement provides that net income or net loss of Philips International Realty, L.P. will generally be allocated to us and the limited partners in accordance with each of the parties' respective percentage interests in Philips International Realty, L.P In addition, allocations of net income or net loss will be subject to compliance with the provisions of Internal Revenue Code Sections 704(b) and 704(c) and the Treasury regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties. Pursuant to
Section 704(c) of the Internal Revenue Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner ensuring that the contributor is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed Property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of certain properties (or interests in the various Property Partnerships) contributed to Philips International Realty, L.P. will be substantially in excess of their adjusted tax bases. The partnership agreements of Philips International Realty, L.P. and each of the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to. their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury regulations under Section 704(c) of the Internal Revenue Code.

     In general, certain persons who acquired interests in Philips International Realty, L.P. in connection with the contribution of property (including interests in the Property Partnerships) to Philips International Realty, L.P. are allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in Philips International Realty, L.P., and disproportionately greater shares relative to their percentage interests in Philips International Realty, L.P. of the taxable income and gain on the sale by the partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the partnerships. The partnership agreements of the Operating and Property Partnerships will adopt the "traditional method" of allocating items under Section 704(c) of the Internal Revenue Internal Revenue Code, unless otherwise agreed to between us and the contributing partner. Under the traditional method the amounts of the special allocations of depreciation and gain under the special rules of Section 704(c) of the Internal Revenue Code have been and will continue to be limited by the so-called "ceiling rule" which will not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the partnerships will cause us to be allocated less depreciation than would be available for newly purchased properties. As a result of the above described Book-Tax Difference, we will require to distribute more dividends in order to satisfy the 95% distribution requirement than we would have had we purchased the assets for cash in a taxable transaction. See "Taxation of the Company as a REIT-Annual Distribution Requirement," for a discussion of distribution requirements. Finally, the amount of tax-free return of capital to each domestic shareholder will be less than the amount such shareholder would have realized had we purchased assets for cash in a taxable transaction.

     State and Local Taxes. Both we and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Both our own and our shareholders' state and local tax treatment may differ from the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax law on an investment in the Capital Stock.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus and any related supplemental prospectus to one or more underwriters for public offering and sale by them or may sell the securities being offered to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities being offered will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the securities being offered at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities being offered upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities being offered we will compensate underwriters in the form of underwriting discounts or commissions and may also receive commissions from any entity for whom they may act as agent. Underwriters may sell securities being offered to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities being offered, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities being offered may be deemed to be underwriters, and any discounts, concessions and commissions received by them and any profit realized by them on resale of the securities being offered may be deemed to be underwriting discounts and commissions, under the Securities Act. Under agreements entered into with us, underwriters, dealers and agents may be entitled to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase securities being offered from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities being offered sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities being offered covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities being offered are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities being offered less the principal amount thereof covered by delayed delivery contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited (i) our financial statements and schedule as of December 31, 1997 and for the period from July 16, 1997 (inception) to December 31, 1997; (ii) the balance sheet of Philips International Realty, L.P. as of December 31, 1997; (iii) the balance sheet of the Property Partnerships as of December 31, 1997; (iv) the combined financial statements of the Philips Company as of December 31, 1996 and for each of the three years in the period ended December 31, 1997; and (v) the combined statement of revenue and certain expenses of the Merrick Commons and Mill Basin Properties, included in our Annual report on form 10-K for the year ended December 31,1997, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing. We have incorporated by reference in this prospectus the combined financial statements of the Munsey Park Shopping Center, for the year ended December 31, 1997, in our Current Report on Form 8-K, dated July 31, 1998, in reliance on the reports of Gentile, Pismeny & Brengel, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Pryor Cashman Sherman & Flynn LLP, New York, New York will issue an opinion to us regarding certain legal matters in connection described under "Certain United States Federal Income Tax Considerations to the Company of its REIT Election" on page 25. Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland will issue an opinion to us regarding certain other matters of Maryland law in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered.

Commission Registration Fee.............................................................   $  60,606.06
Printing and Engraving Expenses.........................................................   $  10,000.00
Legal Fees and Expenses.................................................................   $  25,000.00
Accounting Fees and Expenses............................................................   $   5,000.00
                                                                                           ------------
     Total..............................................................................   $ 100,606.06

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our officers and directors are indemnified under Maryland law, our articles of incorporation and the amended and restated agreement of limited partnership of Philips International Realty, L.P., against certain liabilities. We are required under the articles of incorporation to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The bylaws contain provisions which implement the indemnification provisions of our articles of incorporation.

     The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of our articles of incorporation shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. We are permitted under Maryland law to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or
(2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation contain a provision consistent with the MGCL. No amendment of the articles of incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The partnership agreement of the Philips International Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our articles of incorporation, and limits our liability and our officers and directors to the Philips International Realty, L.P. and its partners to the same extent liability of our officers and directors to our stockholders is limited under our articles of incorporation.

     We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our articles of incorporation and the bylaws and the partnership agreement of the Philips International Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by the stockholders to eliminate the rights it provides.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
  4.1    Form of Common Stock Certificate(1)
  4.2    Form of Common Stock Warrant Agreement(2)
  4.3    Form of Articles Supplementary for the Preferred Stock(2)
  4.4    Form of Preferred Stock Certificate(2)
  4.7    Form of Preferred Stock Warrant Agreement(2)
  5.1    Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common Stock,
          Preferred Stock, Depositary Shares and Warrants being registered
  8.1    Opinion of Pryor, Cashman, Sherman & Flynn LLP regarding tax matters
 23.1    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)
 23.2    Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 8.1)
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of Gentile, Pismeny & Brengel LLP

------------------
(1) Incorporated herein by reference to Exhibit 3.5 to our registration statement on Form S-11 filed with the Securities and Exchange Commission on April 17, 1998.

(2) To be filed by amendment or incorporated by reference in connection with the offering of the applicable securities.

ITEM 17. UNDERTAKINGS.

     We, the undersigned Registrant, hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     We hereby further undertake that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement at the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of February, 1999.

                                          PHILIPS INTERNATIONAL REALTY CORP.

                                          By:      /s/ PHILIP PILEVSKY
                                              ----------------------------------
                                                       Philip Pilevsky
                                                 Chairman of the board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip Pilevsky, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
           /s/ PHILIP PILEVSKY              Director, Chief Executive Officer                February 10, 1999
------------------------------------------  and Chairman of the board
             Philip Pilevsky


            /s/ LOUIS J. PETRA              Director and President                           February 10, 1999
------------------------------------------
              Louis J. Petra


            /s/ SHEILA LEVINE               Director, Chief Operating Officer,               February 10, 1999
------------------------------------------  Executive Vice President and
              Sheila Levine                 Secretary


          /s/ BRIAN J. GALLAGHER            Chief Financial Officer, Acquisitions            February 10, 1999
------------------------------------------  Director and Treasurer
            Brian J. Gallagher


           /s/ ARNOLD S. PENNER             Director                                         February 10, 1999
------------------------------------------
             Arnold S. Penner


           /s/ A.F. PETROCELLI              Director                                         February 10, 1999
------------------------------------------
             A.F. Petrocelli


             /s/ ELISE JAFFE                Director                                         February 10, 1999
------------------------------------------
               Elise Jaffe


            /s/ ROBERT GRIMES               Director                                         February 10, 1999
------------------------------------------
              Robert Grimes

                                 EXHIBIT INDEX

                                                                                                       SEQUENTIALLY
                                                                                                       NUMBERED
EXHIBIT NO.   DESCRIPTION                                                                                PAGE
------------  -----------                                                                              ------------
 4.1          Form of Common Stock Certificate (Incorporated herein by reference to Exhibit 3.5 to our registration statement on Form S-11 filed with the Securities and Exchange
              Commission on April 17, 1998.
 4.2          Form of Common Stock Warrant Agreement(1)
 4.3          Form of Articles Supplementary for the Preferred Stock(1)
 4.4          Form of Preferred Stock Certificate(1)
 4.7          Form of Preferred Stock Warrant Agreement(1)
 5.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common
              Stock, Preferred Stock, Depositary Shares and Warrants being registered
 8.1          Opinion of Pryor Cashman Sherman & Flynn LLP regarding tax matters
23.1          Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)
23.2          Consent of Pryor, Cashman, Sherman & Flynn (included as part of Exhibit 8.1)
23.3          Consent of Ernst & Young LLP
23.4          Consent of Gentile, Pismeny & Brengel LLP

------------------
(1) To be filed by amendment or incorporated by reference in connection with the offering of the applicable securities.